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                                                                  EXHIBIT 99.(G)

                                   AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of November 6, 1998 by and between Jonathan P. Vannini ("Mr. Vannini") and Coastcast Corporation, a California corporation (the "Company"), and shall become effective subject to and in accordance with Section 6.11 hereof.

                                   RECITALS:

     A. Mr. Vannini is the beneficial owner of 911,000 shares of common stock, no par value, of the Company (the "Shares"). As used herein, the term "beneficial owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     B. Mr. Vannini has demanded a special meeting of shareholders of the Company (the "Special Meeting") and commenced steps looking toward the solicitation of proxies to be voted at such meeting.

     C. Litigation is pending between the parties in the United States District Court in Los Angeles, California, entitled Coastcast Corporation v. Vannini
                                           --------------------------------
(Case No. 98-6625-WMB (Mcx), including certain counterclaims by Mr. Vannini
---------------------------
against the Company and Hans Buehler (the "Litigation").

     D. In consideration of the representations and covenants of the Company set forth herein, Mr. Vannini has agreed to withdraw his demand for a Special Meeting; abandon all efforts to acquire shares of stock of the Company, solicit proxies or affect control of the Company; settle the Litigation; and release certain claims; on the terms and conditions hereinafter set forth.

     E. In consideration of the representations and covenants of Mr. Vannini set forth herein, the Company has agreed to make certain covenants; settle the Litigation; and release certain claims; on the terms and conditions hereinafter set forth.

                                  AGREEMENTS:

     SECTION 1.   REPRESENTATIONS AND COVENANTS OF THE COMPANY.  The Company
                  --------------------------------------------
hereby represents to Mr. Vannini and, during the term and subject to all of the provisions hereof, hereby covenants as follows:

     SECTION 1.1  STOCK OPTION REPRICING.  The Company's employee stock option
                  ----------------------
plan and non-employee director stock option plan have been amended by the board of directors of the Company to prohibit repricing of outstanding stock options without shareholder approval. No modification or withdrawal of such amendment will be made without shareholder approval.

     SECTION 1.2  COMPENSATION OF CHAIRMAN.  Hans Buehler, the Chairman of the
                  ------------------------
Board of the Company, has resumed the position and duties of Chief Executive
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Officer of the Company.  The annual salary rate of Hans Buehler has been voluntarily reduced by him by 20%. No increase will be made in the salary rate of Mr. Buehler until at least one year from the date hereof.

     SECTION 1.3  RELINQUISHMENT OF SERP BENEFITS.  Hans Buehler has voluntarily
                  -------------------------------
relinquished all of his benefits under the Company's supplemental executive retirement plan (the "SERP"). Such benefits will not be restored without shareholder approval.

     SECTION 1.4  CURTAILMENT OF SERP.  Hans Buehler has recommended to the
                  -------------------
board of directors of the Company curtailment or modification of the SERP to reduce costs to the Company. A detailed proposal regarding any future SERP or other benefits will be presented to the board of directors for evaluation and possible implementation.

     SECTION 1.5  ELECTION OF DIRECTORS.  The authorized number of directors
                  ---------------------
provided by the bylaws of the Company is seven and there are currently seven directors. In the event of a vacancy on the board of directors prior to the 1999 annual meeting of shareholders of the Company and upon the effectiveness of this Agreement pursuant to Section 6.11 hereof, Mr. Vannini will be elected forthwith by the board of directors to fill such vacancy and to serve as a director of the Company until the next annual meeting of shareholders and until his successor is elected and qualifies. Thereafter, Mr. Vannini will be included on the slate of director-nominees of the board of directors for election at the 1999 annual meeting of shareholders and at each subsequent annual meeting of shareholders during the term of this Agreement for as long as Mr. Vannini beneficially owns not less than 8% of the outstanding common stock of the Company (as adjusted for any issuances of shares after the date hereof). In addition to Mr. Vannini, the slate of director-nominees of the board of directors for election at the 1999 annual meeting of shareholders and at each subsequent annual meeting of shareholders during the term of this Agreement for as long as Mr. Vannini beneficially owns not less than 8% of the outstanding common stock of the Company (as adjusted for any issuances of shares after the date hereof) shall include one person selected by the board of directors subject to the approval of Mr. Vannini (the "Vannini-approved director"), which approval will not unreasonably be withheld. If the Vannini-approved director ceases to be a director after his or her election as a director and prior to an annual meeting of shareholders at which directors are to be elected, the person elected to fill the resulting vacancy on the board of directors shall be selected by the board of directors subject to the approval of Mr. Vannini, which approval will not unreasonably be withheld.

     SECTION 1.6  STOCK REPURCHASE PROGRAM.  The Company has been authorized by
                  ------------------------
the board of directors to repurchase 457,000 shares of its outstanding common stock in addition to shares which have already been repurchased by the Company. The Company will continue to repurchase shares of its stock at such times and such prices as management and the board of directors deem advantageous and prudent.

     SECTION 1.7  REIMBURSEMENT OF EXPENSES.  Upon the effectiveness of this
                  -------------------------
Agreement, the Company will reimburse Mr. Vannini the sum of $400,000 for a portion of
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his expenses in connection with the Litigation and the Special Meeting.

     SECTION 2.  REPRESENTATIONS AND COVENANTS OF MR. VANNINI.  Mr. Vannini
                 --------------------------------------------
hereby represents to, and covenants with, the Company as follows:

     SECTION 2.1  OWNERSHIP OF SHARES.  Mr. Vannini represents and warrants that
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he beneficially owns all of the Shares free and clear of interests of others except for a lien held by Smith Barney, Inc. for margin credit extended to Mr. Vannini.

     SECTION 2.2  ABANDONMENT OF SPECIAL MEETING AND PROXY SOLICITATION.
                  -----------------------------------------------------
Promptly following the effectiveness of this Agreement, Mr. Vannini shall take all such action as may be necessary and appropriate to cause to be canceled and withdrawn all demands made by him, or on his behalf in respect of the Shares, pertaining to a special meeting of shareholders of the Company and inspection or delivery of shareholder records of the Company, and terminate or cause to be terminated all efforts to solicit proxies for such special meeting. Mr. Vannini will not, directly or indirectly, acquire beneficial ownership of additional shares or any other securities of the Company (collectively "Securities") which would result in him beneficially owning more than 20% of the outstanding shares. Any additional Securities acquired by Mr. Vannini will constitute Shares subject to the provisions of this Agreement.

     SECTION 2.3  VOTING OF SHARES.  In connection with every future meeting of
                  ----------------
shareholders of the Company during the term of this Agreement, Mr. Vannini shall take all such action as may be necessary and appropriate so that all shares of the Company owned beneficially, directly or indirectly, by him are voted for and against each proposal or nominee for director in the same proportion as the votes cast by holders of shares other than Mr. Vannini. During the term of this Agreement, Mr. Vannini shall not contest any proxies received by the Company with respect to, or submit, any proposal for vote of shareholders at any annual or other meeting of shareholders of the Company.

     SECTION 2.4  NO SOLICITATION OF PROXIES.  During the term of this
                  --------------------------
Agreement, Mr. Vannini shall not directly or indirectly solicit proxies or written consents or become a "participant" in a "solicitation" with respect to any matter or with respect to any "election contest" relating to the election of directors of the Company (as such terms are defined in Regulation 14A under the Exchange Act), except to the extent that Mr. Vannini may be deemed a participant in any solicitation by the board of directors of the Company.

     SECTION 2.5  NO PARTICIPATION IN GROUP.  During the term of this Agreement,
                  -------------------------
and except as otherwise provided in this Agreement, Mr. Vannini shall not directly or indirectly join, or assist or encourage in any respect the formation of, a partnership, syndicate or other group (within the meaning of the Exchange Act and Rule 13d-5 thereunder), or otherwise act in concert with any other person, to affect control of the Company or to acquire, hold, vote or dispose of Securities.

     SECTION 2.6  TRANSFERS OF SHARES.  During the term of this Agreement, and
                  -------------------
except as otherwise provided in this Agreement, Mr. Vannini shall not directly or indirectly sell or otherwise transfer in any manner any shares of the Company (or enter into
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agreements or undertakings with respect to any of the foregoing) except for sales in the open market or in privately negotiated transactions to persons who do not, and will not as the result of any such sale, own more than 5% of the outstanding shares of the Company. This provision shall not restrict the right of Smith Barney, Inc. to exercise its rights in respect of any Shares in which it may hold a security interest; provided that any sale or transfer of any such Shares by Smith Barney, Inc. is made independently by it solely in the exercise of its rights as secured party and creditor. This provision shall also not restrict the right of Mr. Vannini to tender any or all of the Shares in response to a tender offer made in compliance with Section 14(d)(1) of the Exchange Act.

     SECTION 2.7  SALE OR CONTROL OF THE COMPANY.  During the term of this
                  ------------------------------
Agreement, Mr. Vannini shall not (i) propose any business combination or similar transaction with, or a change of control of, the Company to anyone other than the board of directors of the Company, (ii) make or propose a tender offer for Securities, (iii) otherwise act to seek control or influence the management, board of directors, policies or affairs of the Company (other than in his capacity as a director of the Company), or (iv) solicit or encourage any person (other than the board of directors of the Company) to do any of the foregoing. Mr. Vannini will promptly disclose to the board of directors of the Company any proposals that he receives regarding the sale or control of the Company.

     SECTION 2.8  NO DERIVATIVE SUITS.  Mr. Vannini shall not directly or
                  -------------------
indirectly initiate, join in, assist or encourage in any respect any shareholder derivative suit against any of the officers or directors of the Company relating to any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement.

     SECTION 2.9  ACTIONS OF CONTROLLED PERSONS.  Mr. Vannini will cause each
                  -----------------------------
person over whom he may have control or share control to observe the foregoing provisions of Section 2 of this Agreement as if they were bound thereby.

     SECTION 3.  DISMISSAL OF LITIGATION AND RELEASES.
                 ------------------------------------

     SECTION 3.1  DISMISSAL OF LITIGATION.  Forthwith following the
                  -----------------------
effectiveness of this Agreement, Mr. Vannini and the Company will dismiss with prejudice the Litigation and all claims subject thereto, including, without limitation, the counterclaim and claims for costs, expenses and attorneys' fees.

     SECTION 3.2  RELEASE BY THE COMPANY.  Upon the effectiveness of this
                  ----------------------
Agreement, the Company hereby forever releases and discharges Mr. Vannini and his representatives, employees, attorneys, advisors, successors and assigns and all persons acting in concert with any such person from all manner of claims, actions, causes of action or suits, at law or in equity, which the Company now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement, arising out of, in connection with, or in any way related to Mr. Vannini's acquisition or ownership of shares of the Company, demand for a special meeting of shareholders of the Company, solicitation of proxies in connection therewith, or which are the subject of the Company's claims in the Litigation, whether or not they were pleaded in the Litigation, excepting only any action, cause of action or suit arising by virtue of an undertaking, covenant, promise or representation contained in this Agreement.

     SECTION 3.3  RELEASE BY MR. VANNINI.  Upon the effectiveness of this
                  ----------------------
Agreement, Mr. Vannini hereby forever releases and discharges Hans Buehler and his representatives, employees, attorneys, advisors, successors and assigns and all persons acting in concert with any such person and the Company and its present and former directors, officers, representatives, employees, attorneys, advisors, parents, subsidiaries, affiliated companies, predecessors, successors and assigns and all persons acting in concert with any such person from all manner of claims, actions, causes of action or suits, at law or in equity, which Mr. Vannini now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Agreement, arising out of, in connection with, or in any way related to Mr. Vannini's acquisition or ownership of shares of the Company, demand for a special meeting of shareholders of the Company, solicitation of proxies in connection therewith, or which are the subject of Mr. Vannini's claims in the Litigation, whether or not they were pleaded in the Litigation, excepting only any action, cause of action or suit arising by virtue of an undertaking, covenant, promise or representation contained in this Agreement.

     SECTION 3.4  RELEASE OF UNKNOWN CLAIMS.  Each of the parties hereby waives
                  -------------------------
the benefits of California Civil Code Section 1542 which provides as follows:

     Section 1542.  Certain Claims Not Affected By General Release.  A general
                    ----------------------------------------------
     release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     SECTION 4.  TERM OF AGREEMENT.  The term of this Agreement will end on the
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earlier to occur of (i) August 31, 2000 and (ii) the date of the Company's disclosure to its shareholders of commencement of a "going private" transaction subject to Rule 13e-3 under the Exchange Act.

     SECTION 5.  PUBLICITY.  Promptly following the effectiveness of this
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Agreement, the parties shall issue a joint press release in the form of Annex 1 attached hereto. Thereafter, neither party shall make any public disclosure or statement concerning the matters referred to herein (including, but not limited to, confidential information produced in the Litigation), except that (i) Mr. Vannini shall file a copy of this Agreement as an exhibit to his statement on
Schedule 13D, filed with the Securities and Exchange Commission and shall make such disclosures as his counsel may advise are required by law in his preliminary proxy statements and other documents filed with the Securities and Exchange Commission, (ii) the Company shall file a copy of this Agreement as an exhibit to a report on Form 8A or 10-Q with the Securities and Exchange Commission and shall make such disclosures as its counsel may advise are required by law in its proxy statements and reports filed under the Securities Act of 1933, as amended, of the Exchange Act, and (iii) nothing herein shall be construed to prevent
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either of the parties from making any other disclosures as may be required by law.

     SECTION 6.  MISCELLANEOUS.
                 -------------

     SECTION 6.1  INJUNCTIONS.  Each of the Company and Mr. Vannini acknowledge
                  -----------
and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damage would not be compensable in damages. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which it may be entitled at law or equity, without furnishing an undertaking or bond and without proof of irreparable damage, both of which are hereby waived.

     SECTION 6.2  NOTICES.  All notices, requests and other communications to
                  -------
any person named hereunder shall be in writing (including wire, telecopier or similar writing) and shall be given to such person at its or his address or telecopier number set forth below or such address or telecopier numbers as such person may hereafter specify for the purpose by notice to the other person:

     If to the Company:       Coastcast Corporation
                              3025 East Victoria Street
                              Rancho Dominguez, CA  90221

                              Telecopier No. (310) 631-2884

     If to Mr. Vannini:       Mr. Jonathan P. Vannini
                              828 Irwin Drive
                              Hillsborough, CA 94010

                              Telecopier No. (650) 347-2181

Each such notice, request or other communication shall be effective (a) if given by telecopier, when such telecopier is transmitted to the telecopier number specified in this subsection and the appropriate answer back is received or (b) if given by any other means, when actually received at the address specified in this subsection, provided a notice given other than during normal business hours
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or on a business day at the place of receipt shall not be effective until the opening of business on the next business day.

     SECTION 6.3  GOVERNING LAW AND FORUM.  This Agreement shall be construed in
                  -----------------------
accordance with and governed by the internal laws of the State of California. Each of the parties hereby agrees that any litigation concerning this Agreement shall be conducted exclusively in the Superior Court of the State of California in Los Angeles County or the United States District Court located in Los Angeles, and no such action shall be commenced in any other court. The parties hereby irrevocably consent to the jurisdiction and venue of the foregoing courts and waive any objection thereto.

     SECTION 6.4  AMENDMENTS.  This Agreement may be amended, modified or
                  ----------
supplemented only by written agreement of the parties hereto.

     SECTION 6.5  WAIVER OF BREACH.  Any failure of any party to comply with any
                  ----------------
obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit of such obligation, covenant, agreement or condition only by a written instrument signed by such party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

     SECTION 6.6  SUCCESSORS AND ASSIGNS.  This Agreement and all of the
                  ----------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 6.7  COUNTERPARTS.  This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.8  ENTIRE AGREEMENT.  This Agreement embodies the entire
                  ----------------
agreement and understanding of the parties hereto in respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     SECTION 6.9  INVALID PROVISIONS.  If any provision of this Agreement shall
                  ------------------
be deemed or declared to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Agreement.

     SECTION 6.10  AUTHORITY.  Each of the parties represents and warrants with
                   ---------
respect to itself or himself that it or he is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed by such party, and that this Agreement is a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

     SECTION 6.11  EFFECTIVENESS OF AGREEMENT.  This Agreement will become
                   --------------------------
effective on the date that Mr. Vannini is elected to serve as a director of the Company to fill a vacancy on the board of directors resulting from the resignation of a current director. If Mr. Vannini is not elected to serve as a director of the Company by November 9, 1998, this Agreement will not become effective and will be of no further force or effect after that date.

IN WITNESS WHEREOF, the parties have duly executed this Agreement
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as of the day and year first above written.

                                    COASTCAST CORPORATION

____________________________             By:________________________
JONATHAN P. VANNINI                  Hans H. Buehler
                                     Chairman and Chief Executive Officer